Exhibit 99.1

Press Release

CONTACT:

Jarrod Langhans

Investor Relations

Tel: (813) 313-1732

Investorrelations@cott.com

COTT ANNOUNCES TENDER OFFER AND CONSENT

SOLICITATION

TORONTO, ON and TAMPA, FL – June 10, 2014 – Cott Corporation (NYSE:COT; TSX:BCB) announced today the commencement of a cash tender offer by its wholly owned subsidiary, Cott Beverages Inc. (“Cott Beverages”), for any and all of its outstanding 8.125% Senior Notes due 2018 (CUSIP No. 221643 AF6) (the “Notes”). The tender offer is being made pursuant to an Offer to Purchase and Consent Solicitation Statement and a related Consent and Letter of Transmittal, each dated as of June 10, 2014. The offer will expire at 11:59 p.m., New York City time, on July 8, 2014, unless extended or earlier terminated (the “Expiration Time”).

Holders who validly tender (and do not validly withdraw) their Notes on or prior to 5:00 p.m., New York City time, on June 23, 2014 (the “Consent Expiration”), and whose Notes are accepted for payment, will receive total consideration equal to $1,054.63 per $1,000 principal amount of the Notes (the “Total Consideration”), plus accrued and unpaid interest on the Notes up to, but not including, the initial settlement date. The Total Consideration includes a consent payment of $30.00 per $1,000 principal amount of the Notes.

Holders who validly tender (and do not validly withdraw) their Notes after the Consent Expiration, but on or prior to the Expiration Time, and whose Notes are accepted for payment, will receive the tender consideration equal to $1,024.63 per $1,000 principal amount of the Notes (the “Tender Consideration”), plus accrued and unpaid interest on the Notes up to, but not including, the final settlement date. Holders of Notes who tender after the Consent Expiration will not receive the consent payment.

Holders who tender Notes on or prior to June 23, 2014 (the “Withdrawal Deadline”) may withdraw such Notes at any time on or prior to the Withdrawal Deadline.

As part of the tender offer, Cott Beverages is also soliciting consents from the holders of the Notes for certain proposed amendments that would eliminate substantially all restrictive covenants contained in the indenture governing the Notes. Adoption of the proposed amendments with respect to the Notes requires the consent of the holders of at least a majority of the outstanding principal amount of the Notes. Holders who tender their Notes will be deemed to consent to the proposed amendments and holders may not deliver consents to the proposed amendments without tendering their Notes in the tender offer. The consent solicitation is being made pursuant to the Offer to Purchase and Consent Solicitation Statement, and a related Consent and Letter of Transmittal, which more fully set forth the terms and conditions of the consent solicitation.

Press Release

The tender offer and consent solicitation are subject to customary conditions, including, among other things, a financing condition.

Provided that the conditions to the tender offer, including the financing condition that Cott Beverages receives proceeds from its concurrent senior notes offering, have been satisfied or waived, Cott Beverages will pay for the Notes purchased in the tender offer, together with accrued and unpaid interest, on either the initial settlement date or the final settlement date, as applicable. Holders of the Notes that have been validly tendered and accepted by Cott Beverages by the Consent Expiration will receive the Total Consideration and will be paid on the initial settlement date, which is expected to be promptly after satisfaction of the financing condition and following the Consent Expiration, provided that all other conditions to the offer have been satisfied or waived at such time. Holders of the Notes that have been validly tendered and accepted by Cott Beverages after the Consent Expiration, but on or prior to the Expiration Time, will receive the Tender Consideration only, and will be paid on the final settlement date, which is expected to be promptly after the date on which the Expiration Time occurs.

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell with respect to any securities. The tender offer and consent solicitation are only being made pursuant to the terms of the Offer to Purchase and Consent Solicitation Statement and the related Consent and Letter of Transmittal. The tender offer and consent solicitation are not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of Cott Beverages, the dealer manager, the solicitation agent, the information agent, the depositary or their respective affiliates is making any recommendation as to whether or not holders should tender all or any portion of their Notes in the tender offer or deliver their consent to the proposed amendments.

Cott Beverages has retained BofA Merrill Lynch to act as sole dealer manager and solicitation agent for the tender offer and consent solicitation and D.F. King & Co., Inc. to act as information agent and depositary for the tender offer. Requests for documents may be directed to D.F. King & Co., Inc. at (800) 848-3416 (toll free) or (212) 269-5550 (collect). Questions regarding the tender offer or consent solicitation may be directed to BofA Merrill Lynch at (888) 292-0070 (toll free) or (980) 388-3646 (collect).

Press Release

Safe Harbor Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding the completion of the tender offer, and the Total Consideration or Tender Consideration, as applicable, to be paid to holders of the Notes who tender their Notes prior to the Consent Expiration or prior to the Expiration Time, as applicable. Forward-looking statements involve inherent risks and uncertainties and Cott cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. The forward-looking statements are based on assumptions regarding management’s current plans and estimates. Management believes these assumptions to be reasonable but there is no assurance that they will prove to be accurate. Factors that could cause actual results to differ materially from those described in this press release include those risks and uncertainties indicated from time to time in Cott’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors contained in Cott’s Annual Report on Form 10-K and its quarterly reports on Form 10-Q, as well as other periodic reports filed with the securities commissions. Cott does not undertake to update or revise any of these statements in light of new information or future events, except as expressly required by applicable law.

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